Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sinovac Biotech Ltd. on Form S-8 (FILE NO. 333-161827) and Form S-8 (FILE NO. 333-190980) of our report dated April 22, 2021, with respect to our audits of the consolidated financial statements of Sinovac Biotech Ltd. as of December 31, 2020 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 20-F of Sinovac Biotech Ltd. for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Beijing, China

April 29, 2022